                                                                    EXHIBIT 11.1

                  COMPUTATION OF PRO FORMA EARNINGS PER SHARE
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                      SIX MONTHS
                                                                        ENDED
                                                           YEAR ENDED SEPTEMBER
                                                           MARCH 31,     30,
                                                              1997       1997
                                                           ---------- ----------
Net income...............................................    $6,316     $5,934
Average common shares outstanding........................     5,004      5,539
Net effect of dilutive common share equivalents based on
 the treasury stock method...............................    12,829     12,897
Adjustments to reflect requirements of the Securities and
 Exchange Commission (Effect of SAB 83)..................     1,150      1,150
                                                             ------     ------
Pro forma shares outstanding.............................    18,983     19,586
                                                             ------     ------
Pro forma net income per share reflecting requirements of
 the SEC.................................................    $ 0.33     $ 0.30
                                                             ======     ======